Exhibit 4.4
W. P. Carey Inc.

Non-Employee Director Stock Election Plan

Article I – General Provisions

Section 1.1 – Establishment and Purpose

W. P. Carey Inc. (the “Company”) established and maintains the W. P. Carey Inc. Non-Employee Director Stock Election Plan (the “Plan”) pursuant to which each member of the Board (as hereinafter defined) who is not an employee of the Company or any of its subsidiaries (a “Non-Employee Director”) shall be eligible: (a) to elect to receive shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), in lieu of cash compensation; and (b) through an election to defer receipt of compensation to be earned by such Non-Employee Director, to have Restricted Stock Units (as hereinafter defined) credited to an account established for such Non-Employee Director by the Company in compliance with Section 409A (as hereinafter defined). The purpose of the Plan is to assist the Company in attracting, retaining and motivating highly qualified Non-Employee Directors and to promote identification of, and align Non-Employee Directors’ interests more closely with, the interests of the shareholders of the Company.

Section 1.2 – Definitions

In addition to the terms previously or hereinafter defined, the following terms when used herein shall have the meaning set forth below:

1.“Board” shall mean the Board of Directors of the Company.

2.“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

3.“Committee” shall mean the committee of the Board appointed by the Board to administer the Plan. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

4.“Compensation” shall mean all cash fees to be paid to a Non-Employee Director for service rendered to the Company as a director (including services on any Committee of the Board for which committee fees are specifically authorized).

5.“Fair Market Value” shall mean, as of any date, the closing price for the Common Stock as reported in the New York Stock Exchange—Composite Transactions reporting system for the date in question or, if no sales were effected on such date, on the next preceding date on which sales were effected.

6.“Plan Year” shall mean the twelve-month period beginning January 1 and ending December 31 in any particular year.

7.“Restricted Stock Unit” shall mean a unit that is equivalent to one share of Common Stock.

8.“Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

9.“Separation from Service” shall mean the Non-Employee Director’s death, retirement or other termination of service with the Company and all of its controlled group members within the meaning of Section 409A. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether the Non-Employee Director has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

Section 1.3 – Administration

The Plan shall be administered by the Committee. The Committee shall serve at the pleasure of the Board. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee present at any meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Committee, shall be deemed the acts of the Committee. The Committee is authorized and has sole authority and discretion to interpret and construe the Plan, to make all determinations and take all other actions necessary or advisable for the administration of the Plan, and to delegate to employees of the Company or any subsidiary the authority to perform administrative functions under the Plan; provided, however, that the Committee shall have no authority to determine the persons entitled to receive Common Stock or Restricted Stock Units under the Plan nor the timing, amount or price of Common Stock or Restricted Stock Units issued under the Plan.

Section 1.4 – Eligibility

An individual who is a Non-Employee Director shall be eligible to participate in the Plan.

Section 1.5 – Common Stock Subject to the Plan

The maximum number of shares of Common Stock that may be issued pursuant to the Plan is 200,000. Common Stock to be issued under the Plan may be either authorized and unissued shares of Common Stock or shares reacquired by the Company.

Article II – Elections and Distributions

Section 2.1 – Elections to Receive Common Stock from Compensation

Any Non-Employee Director may elect in writing, on a form prescribed by the Committee, to receive Common Stock under this Plan in lieu of all or a portion of the Compensation otherwise payable to such Non-Employee Director in any Plan Year (a “Stock Acquisition Election”). If a Non-Employee Director makes a Stock Acquisition Election, the Non-Employee Director shall receive, as of the date that the Compensation otherwise would have been paid, the number of shares of Common Stock (including through the issuance of fully vested restricted stock or units) that could have been purchased on that date based on the amount of Compensation subject to the Stock Acquisition Election and the Fair Market Value of the Common Stock on that date, rounded down to the nearest whole share. In the absence of a Stock Acquisition Election or a Stock Unit Election (as hereinafter defined), all Compensation shall be paid to the Non-Employee Director in cash in accordance with the Company’s policies and procedures.

Section 2.2 – Elections to Receive Restricted Stock Units

Any Non-Employee Director may elect in writing, on a form prescribed by the Committee, to receive Restricted Stock Units under this Plan in any Plan Year with respect to all of the Compensation otherwise payable to the Non-Employee Director in that Plan Year (a “Stock Unit Election”). If a Non-Employee Director makes a Stock Unit Election, an account established for the Non-Employee Director and maintained by the Company shall be credited with that number of Restricted Stock Units equal to the number of shares of Common Stock (rounded down to the nearest whole share) that could have been purchased with the amount of Compensation subject to a Stock Unit Election based on the Fair Market Value of the Common Stock on the day that the Compensation would have been paid to the Non-Employee Director. The Committee may establish one or more accounts for a Non-Employee Director as deemed necessary or appropriate for the proper administration of the Plan.

Section 2.3 – Terms and Conditions of Elections

A Stock Acquisition Election or Stock Unit Election (an “Election”) shall be subject to the following terms and conditions, as applicable:

a.An Election for a Plan Year shall be in writing and shall be irrevocable for the applicable Plan Year; and

b.An Election shall be effective for any Plan Year only if made on or prior to December 31st of the calendar year immediately preceding the beginning of the Plan Year to which the Election relates (or such other date as permitted by the Committee to the extent consistent with Section 409A). A Non-Employee Director who first becomes eligible to participate in the Plan may file an Election (“Initial Election”) at any time prior to the 30-day period following the date on which the Non-Employee Director initially becomes eligible to participate in the Plan, and a Non-Employee Director may file an Initial Election within 30-days prior to the effective date of the Plan, subject to applicable rules of the Committee. With respect to a Stock Unit Election, any such Initial Election shall only apply to Compensation earned and payable for services rendered after the date on which the Stock Unit Election is delivered to the Company; and

c.Except as otherwise specifically provided in an Election form, an Election shall remain in effect for the initial Plan Year to which it applies and for future Plan Years until and unless such Election is superseded.

Section 2.4 – Adjustment of Restricted Stock Unit Accounts

a.Dividends and Distributions — Any dividend or distribution equivalents payable with respect to deferred Restricted Stock Units shall be deferred, and the Non-Employee Director’s Stock Unit account shall be credited with additional Restricted Stock Units equal to the number of shares of Common Stock (rounded down to the nearest whole share) that could have been purchased on that date with the cash dividends paid on the number of shares of Common Stock equal to the number of Restricted Stock Units in such Non-Employee Director’s account based on the Fair Market Value of the Common Stock or, in the case of stock dividends, which would have been distributable on the Common Stock represented by Restricted Stock Units if such shares of Common Stock had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend.

b.Adjustments — In the event that the outstanding shares of Common Stock of the Company shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted, for the shares of Common Stock represented by Restricted Stock Units, the number and kind of shares of stock or other securities which would have been substituted therefor if such shares of Common Stock had been outstanding on the date fixed for determining the shareholders entitled to receive such changed or substituted stock or other securities. In the event there shall be any change, other than specified in this Section 2.4, in the number or kind of outstanding shares of Common Stock of the Company or of any stock or other securities into which such Common Stock shall be changed or for which it shall have been exchanged, then, if the Board shall determine, in its discretion, that such change equitably requires an adjustment in the number of Restricted Stock Units or the Common Stock represented by such Restricted Stock Units, such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Plan and on each outstanding account.

Section 2.5 – Change in Control

In the event of any threatened or actual change in control of the Company (as set forth in the W. P. Carey Inc. 2017 Share Incentive Plan or any successor plan), issued and outstanding shares of Common Stock equal to the aggregate number of Restricted Stock Units in each Non-Employee Director’s Stock Unit account shall be contributed to a “rabbi trust” (within the meaning of Rev. Proc. 92 64) established by the Company. Any such trust shall be established as a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986. Notwithstanding the foregoing provisions of this Section 2.5 or any provision of the Plan to the contrary: (i) no assets shall be set aside in the deferred compensation trust or any other trust if the provisions of such trust restrict the assets of the trust in a manner that would result in a transfer of property as provided under Section 409A(b)(2) of the Code (relating to the employer’s financial health) or Section 409A(b)(3) of the Code (relating to the funding status of the employer’s defined benefit plans); and (ii) no contribution to any such trust may be made during any “restricted period” within the meaning of Section 409A(b)(3) of the Code.

Section 2.6 – Distribution of Restricted Stock Units

The distribution of Restricted Stock Unit accounts shall be subject to the following terms and conditions:

Unless a Non-Employee Director has selected a different payment option as may be permitted and as set forth in a deferral election form, within 30 days following the date of such Non-Employee Director’s Separation from Service, the Company shall issue to such Non-Employee Director that number of shares of Common Stock equal to the whole number of Restricted Stock Units in such Non-Employee Director’s Stock Unit account and cash equal to any fractional Restricted Stock Units in such account multiplied by the Fair Market Value of the Common Stock as of the date immediately preceding the date of payment; provided that if such 30 day period spans two calendar years then payment will be made in the second taxable year.

Article III – Miscellaneous Provisions

Section 3.1 – Amendment and Discontinuance

The Board may alter, amend, suspend or discontinue the Plan, provided that no such action shall deprive any person without such person’s consent of any rights theretofore granted pursuant hereto. Notwithstanding the foregoing or any provision of this Plan to the contrary, the Board may, in its sole discretion and without the Non-Employee Director’s consent, modify or amend the terms of the Plan or an Election, or take any other action it deems necessary or advisable, to cause the Plan to comply with Section 409A (or an exception thereto). The Board shall submit proposed amendments to the Plan to the shareholders of the Company for approval if such approval is required in order for the Plan to comply with Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) (or any successor rule).

Section 3.2 – Compliance with Governmental Regulations

Notwithstanding any provision of the Plan or the terms of any agreement entered into pursuant to the Plan, the Company shall not be required to issue any shares hereunder prior to registration of the shares subject to the Plan under the Securities Act of 1933 or the Exchange Act, if such registration shall be necessary or before compliance by the Company or any participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules of the New York Stock Exchange, Inc. The Company shall use its best efforts to effect such registrations and to comply with such laws, regulations and rulings forthwith upon advice by its counsel that any such registration or compliance is necessary.

Section 3.3 – Compliance with Section 16

With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 (or its successor rule). To the extent that any provision of the Plan or any action by the Board or the Committee fails to so comply, it shall be deemed amended to the extent permitted by law and to the extent deemed advisable by the Committee.

Section 3.4 – Non-Alienation of Benefits

No right or interest of a Non-Employee Director in a Restricted Stock Unit account under the Plan may be sold, assigned, transferred, pledged, encumbered or otherwise disposed of except as expressly provided in the Plan; and no interest or benefit of any Non-Employee Director under the Plan shall be subject to the claims of creditors of the Non-Employee Director.

Section 3.5 – Withholding Taxes

To the extent required by applicable law or regulation, each Non-Employee Director must arrange with the Company for the payment of any federal, state or local income or other tax applicable to the receipt of Common Stock or Restricted Stock Units under the Plan before the Company shall be required to deliver to the Non-Employee Director a certificate for Common Stock free and clear of all restrictions under the Plan.

Section 3.6 – Funding

No obligation of the Company under the Plan shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of any such obligation. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured creditor of the Company. Notwithstanding any provision of this Plan to the contrary, if the Company maintains a separate trust fund or otherwise set asides assets to assure its ability to pay any benefits due under this Plan, neither the Non-Employee Director nor the Non-Employee Director’s beneficiary shall have any legal or equitable ownership interest in, or lien on, such trust fund, investment or any other asset of the Company.

Section 3.7 – Section 409A

a.The provisions of this Plan and all elections made hereunder shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). It is intended that distribution events authorized under this Plan qualify as a permissible distribution events for purposes of Section 409A, and the Plan shall be interpreted and construed accordingly in order to comply with Section 409A. The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A.

b.For purposes of Section 409A and the Plan: (i) the right to installment payments shall be treated as the right to a single payment for purposes of distribution and/or deferral elections; and (ii) a payment shall be treated as made on the scheduled payment date if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the scheduled payment date. Except as specified in Section 2.6, a Non-Employee Director shall have no right to designate the date of any payment under the Plan. Notwithstanding any provision herein to the contrary, if a Non-Employee Director is a “specified employee” for purposes of Section 409A (as determined in accordance with the procedures established by the Company), any payment to the Non-Employee Director due upon Separation from Service will be delayed for a period of six months after the date of the Non-Employee Director’s Separation from Service (or, if earlier, the death of the Non-Employee Director). Any payment that would otherwise have been due or owing during such six month period will be paid on the first business day of the seventh month following the date of Separation from Service.

Section 3.8 – Governing Law

The Plan shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York, without regard to its conflict of law provisions.

Section 3.9 – Effective Date of Plan

The Plan shall be adopted as of September 14, 2023, with elections effective for the Plan Year beginning January 1, 2024.
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